 Exhibit 99.1

InterCloud Systems Receives Letter from NASDAQ

SHREWSBURY, N.J., May 27, 2016 (GLOBE NEWSWIRE) -- InterCloud Systems, Inc. (the “Company”) (NASDAQ:ICLD), a leading provider of cloud networking orchestration and automation solutions and services, today announced that, on May 24, 2016, it received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) indicating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) for continued listing because the Company had not yet filed its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (the “2016 10-Q”).

As previously disclosed in the Company’s Notification of Late Filing on Form 12b-25, filed with the Securities and Exchange Commission on May 17, 2016, the Company is in the process of preparing and reviewing the financial information and related disclosures of the Company with respect to the fiscal quarter ended March 31, 2016. Furthermore, the Company recently engaged a new auditor.

The Notice provides that the Company has until June 17, 2016 to submit a plan to regain compliance with NASDAQ’s continued listing requirements. The Company currently intends to submit a plan to regain compliance to NASDAQ on or prior to June 17, 2016 and, if the plan is accepted, NASDAQ can grant an exception of up to 180 calendar days from the original non-compliance date, or October 11, 2016, for the Company to regain compliance.

About InterCloud Systems, Inc.

InterCloud Systems, Inc. is a cloud computing company which provides end-to-end information technology (IT) and next-generation network solutions including Software Defined Networking (SDN) and Network Function Virtualization (NFV) orchestration to the telecommunications service provider (carrier) and corporate enterprise markets through cloud solutions and professional services. Additional information regarding InterCloud may be found on InterCloud's website at www.intercloudsys.com.

Forward Looking Statements

Statements in this press release regarding InterCloud that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not directly or exclusively relate to historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology. These include, but are not limited to, statements regarding the estimated timing for submission of a compliance plan to NASDAQ and the Company’s plans for regaining compliance with the NASDAQ Listing Rules. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not be achieved. Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to known and unknown risks, uncertainties and other factors outside of our control that could cause our actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.

CONTACT:

Investor Relations
InterCloud Systems, Inc.
561.988.1988